EXHIBIT 10.3
SOFTWARE LICENSE AND SERVICES AGREEMENT
     This software license and services agreement (“Agreement”) is by and between inPharmative, Inc. (“inPharmative”), a Nevada corporation, having its principal place of business at 10975 Benson Drive, Suite 100, Overland Park, KS 66210, and National Medical Health Card Systems, Inc.(“NMHC” or “Client”) a Delaware corporation, having its principal place of business at 26 Harbor Park Drive, Port Washington, NY 11050.
     This Agreement sets forth the terms and conditions upon which inPharmative will provide a limited license for use of it’s proprietary rebate administration and financial modeling software (“Software”) and certain support services to NMHC for an agreed upon fee.
     In consideration of the mutual promises, covenants, warranties and representations set forth herein, the parties agree as follows:
General Nature of the Agreement and Agreement of the Parties:
A. inPharmative shall provide a turnkey; outsource solution for a significant part of NMHC’s business.
B. inPharmative’s production shall be stable, accurate, predictable and timely.
C. The Software shall include full-featured functionality that keeps pace with the industry.
D. inPharmative will function as NMHC’s development department for the Software and will develop a mutually agreed upon and reasonable amount of NMHC-specific functionality including current & future “gaps” in the Software functionality.
E. NMHC shall have full access to documentation of NMHC accessible data structures and the data housed and / or processed by the Software. NMHC can directly access the data located on inPharmative servers, the data will also be replicated onto NMHC servers located at NMHC at the option of NMHC and the data will be supplied in the form of periodic data extracts in a mutually agreed format and frequency. inPharmative will provide reasonable support and training to enable NMHC to access the data.
F. inPharmative will conduct its operations using robust best practices and controls consistent with public company requirements. inPharmative commits to do whatever is necessary to keep NMHC in compliance with Sarbanes-Oxley Section 404 including, but not limited to obtaining a SAS70 Type II audit within one month from the date of this Agreement and annually thereafter.
G. inPharmative acknowledges that speed of implementation of the Software is of key value to NMHC and a key driver of the decision to use the Software. inPharmative will use best efforts to implement the Software into production within 30 days of the date of this Agreement. Failure to comply within the required timeframe will result in penalties as calculated in accordance with the terms of Exhibit A.
CONFIDENTIAL

ARTICLE 1: SCOPE OF LICENSE
1.1 — Grant of License
inPharmative hereby grants to NMHC a non-exclusive, limited license to use the Software in the United States of America and its Territories as set forth in this Agreement.
1.2 — Intellectual Property Ownership
The Software is the intellectual property of and is owned by inPharmative. The structure, organization and code of the Software are the valued trade secrets and confidential information of inPharmative. This Agreement does not grant NMHC any intellectual property rights in the Software and all rights not expressly granted are reserved by inPharmative. Notwithstanding the foregoing, all data is the intellectual property of and owned by NMHC and shall be held in confidence. This Agreement provides no intellectual property rights to inPharmative with respect to NMHC data, in raw form or aggregated, and provides only for inPharmative’s use of the data strictly for the purpose of rebate processing on behalf of NMHC.
1.3 — Restrictions
NMHC shall not attempt to copy, modify, adapt, duplicate, reproduce or translate the Software without the prior written consent of inPharmative. NMHC shall not reverse engineer, decompile, disassemble or otherwise attempt to discover the source code of the Software. Notwithstanding the foregoing, NMHC is not restricted from independently developing software that is substantially similar to the Software.
1.4 — Transfer
NMHC may transfer its license to the Software to any of its subsidiaries or affiliates or to a new entity that results from a merger and / or acquisition of NMHC provided that the new entity agrees to abide by the terms of this agreement.
1.5 — Location and Access to Software
The production Software will reside on inPharmative’s servers located at the First National Technology Solutions data center with an address of 12851 Foster Street, Overland Park, KS 66213. The hosting location will not be changed by inPharmative without NMHC’s consent, which consent shall not be unreasonably withheld. The Software will be accessible to NMHC via a mutually agreed upon VPN, Internet or other connection. NMHC has the option to host the Software at an internal NMHC site, which fees shall be negotiated between the parties upon NMHC’s exercise of this option.
ARTICLE 2: PERFORMANCE OF SERVICES
2.1 Contract Management System Hosting
inPharmative shall host all Software applications unless NMHC elects to host the Software internally in accordance with Section 1.5. Regardless of hosting location, inPharmative shall provide system enhancements, new Software versions and routine system data updates as they become available, at no additional cost to NMHC.
2.2 Software Training
inPharmative will provide to designated NMHC staff, Software training, in the form of one initial on-site training session with assistance in initial contract data input. Subsequent staff training and on-going support will be provided via on-line and telephone tutorials. At the request of NMHC, inPharmative will also provide at least two on-site training sessions per year to update NMHC on enhancements/changes the Software.
2.3 Technical Support
inPharmative will provide on-going technical support via toll-free telephone or e-mail access during normal business hours of 8am to 6pm CST and during NMHC’s quarterly rebate processing period. inPharmative will provide 24 hour technical support access via toll-free telephone access.

2.4 Report Creation
inPharmative will provide NMHC with web-based standard rebate performance report templates that will be updated with each processing cycle. In addition, inPharmative will provide a reasonable number of reports designed to NMHC’s specifications to support P&T Committee, contracting, client account management and other needs. NMHC may also internally develop reports that access data processed and / or stored by the Software. inPharmative will provide reasonable support to assist NMHC in developing these reports, if any.
2.5 Software Enhancements
inPharmative shall provide enhancements to the Software, whenever needed to maintain compliance at all times with all governmental regulations and industry standards including, but not limited to Sarbanes-Oxley 404, Medicare Part D regulations and the Centers for Medicare and Medicaid Services (CMS) regulations, HIPAA, applicable NCPDP standards, and other applicable state and federal regulations and requirements.
inPharmative and NMHC agree to meet no less often than twice per year for the purpose of reviewing industry trends and practices and to review inPharmative future development schedule for Software enhancements. inPharmative will insure that the Software includes full-featured functionality that keeps pace with the industry. inPharmative shall make continuous improvements to the Software which collectively add significant levels of functionality no less often than 2 times per year and regular additions of lesser levels of functionality no less often than once per quarter.
inPharmative will insure that enhancements to the Software will accommodate backwards compatibility for data extracts and other data structures that are accessed by NMHC for at least 120 days or other mutually agreed upon time period.
2.6 Service Level Standards and Penalties
inPharmative agrees to comply with the service level standards and penalties set forth in Exhibit A.
ARTICLE 3: WARRANTIES
3.1 — Warranty of Title
inPharmative hereby represents and warrants to NMHC that inPharmative is the owner of the Software or otherwise has the right to grant to NMHC the rights set forth in this Agreement, including without limitation, any third party software, data and materials included in the Software.
3.2 — Warranty of Functionality inPharmative warrants that, for the entire term of this Agreement, the Software shall perform in all material respects according to inPharmative’s specifications concerning the Software when used with the appropriate computer equipment. inPharmative will insure that the appropriate computer equipment is used at the inPharmative hosting facility to operate the Software. inPharmative will insure that the Software will maintain compatibility with current and future versions of Microsoft Internet Explorer.

* Confidential Information Has Been Omitted and Filed Separately With the Commission.
3.3 — Warranty of Performance
inPharmative represents and warrants that all services provided under this Agreement will be performed promptly in a good and workmanlike manner consistent with best industry practices and in accordance with the service level standards agreed upon in Exhibit A of this Agreement. Failure to meet service level standards will result in applicable penalties as defined in Exhibit A.
3.4 — Warranty of Authority
inPharmative represents and warrants that it has the full right and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and that neither the execution nor delivery of this Agreement by inPharmative, nor consummation of the transactions contemplated hereby, will result in a breach or default under the terms and conditions of any contract, order, license, charter document or other agreement by which inPharmative is bound.
3.5 — Warranty of Organization
inPharmative represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
ARTICLE 4: FEE PAYMENT
4.1 -Fee Structure
NMHC will pay inPharmative fees for rebate contract administration services and client total paid prescription claims that are eligible for rebates processing (“Eligible Paid Claims”) as follows:
     a) Provision of Software and Hosting Infrastructure:
$[       ]* per Eligible Paid Claim — for first [       ]* Eligible Paid Claims per calendar year (minimum of $[       ]* per month). However, the minimum will not apply until the entire NMHC book of business has been fully implemented; a full month of Eligible Paid Claims has been processed in production mode through the Software.
$[       ]* per Eligible Paid Claim — for each additional Eligible Paid Claim over [       ]* per year.
Eligible Paid Claims will only include those claims that are eligible for rebates processing. Certain types of claims including, but not limited to claims for cash discount card programs are not eligible for rebates processing and will be filtered out of processing through the Software. All ineligible claims of this nature will be excluded from the counts of Eligible Paid Claims and will not incur any fees whether they are filtered out by NMHC before sending to inPharmative or filtered out by inPharmative during processing by the Software.
This fee will be waived for the claims processed for the period January 1, 2007 through June 30, 2007 for the Medicare Part D business segment, provided that NMHC pays the rebate contract administration services fee for that period in accordance with the terms outlined below.
In the event that there are significant industry events and/or significant changes in NMHC’s business that materially reduce revenues available to NMHC from processing rebates then the parties will negotiate in good faith to reduce or eliminate the minimum fee as defined above. If such an event occurs and the total NMHC Eligible Paid Claims falls below [       ]* per year, then the fee will be the actual count of Eligible Paid Claims times the applicable per claim fee and the minimum fee will not apply.

* Confidential Information Has Been Omitted and Filed Separately With the Commission.
     b) Provision of Manufacturer Rebate Contract Administration Services:
For the fee of $[       ]* per month, inPharmative will provide the rebate contract administrative services as described herein. NMHC’s engagement of manufacturer rebate contract administration services by inPharmative requires an [       ]* fee commitment commencing as of January 1, 2007, with the initial payment for the six month period ending June 30, 2007 invoiced concurrent with the execution of this agreement.
     I. Contract Management System Maintenance
Initial input, of all current and future executed manufacturer rebate agreements and continuous update of inPharmative contract management system data requirements, as provided to inPharmative by NMHC in an agreed upon format, including NMHC’s manufacturer rebate contract terms and associated changes, formulary drug list, membership and group identification, relevant co-pay information and prescription claims data. Any modifications to these items must be submitted to inPharmative no later than 15 days prior to the end of the quarter to be included in that quarters’ claims submission.
     II. Quarterly estimates
inPharmative will provide the following information to support the finance estimation process in an agreed upon format within twenty one (21) days from the end of each quarter:
a). Rebate estimates by manufacturer and NDC;
b). An equivalent to the NMHC 2587 Estimation by mfr-ca.xls - lists out the rebate-eligible claim counts (Retail and Mail) and estimated rebate and admin fee amounts by customer/client and by manufacturer.
c). An equivalent to the NMHC 2588 Claim counts by CA. xls- lists out the paid claim counts (Retail and Mail) by customer/client and by manufacturer.
     Examples of these reports are being provided separately.
     III. Rebate Processing and Manufacturer Submission
Perform all functions associated with end-of-quarter processing of NMHC rebate reimbursements and submission of electronic invoice and prescription claim data requirements to respective manufacturers.
     IV. Payment Reconciliation
Reconciliation of invoiced rebate amounts to actual payments with reporting of variances. inPharmative will serve as the first line of communication with manufacturers to resolve variances.
     V. Reporting
inPharmative will provide NMHC with web-based access to standard rebate performance reporting (e.g. manufacturer, units, price, rebate amounts) updated with each processing cycle. In addition, inPharmative will provide a reasonable number of reports specifically designed to NMHC’s specifications at no additional charge to NMHC.
     VI. Audits
inPharmative will support NMHC in its response to internal, CMS, client and/or manufacturer audits as the needs relate to services and/or calculations performed under this agreement during the term of this agreement.

4.2-Fee Payment Schedule
NMHC agrees to pay inPharmative the fee on a monthly basis, due on the last day of the following month. The first payment will be due after completion of implementation and production processing of a full month of Eligible Paid Claims. Interest of 1% per month (12% per annum) will be charged on the outstanding balance of any invoice that is not paid by its due date. NMHC agrees to pay inPharmative all costs incurred in collecting delinquent payments, including, but not limited to reasonable attorney’s fees, court costs and collection agency fees.
ARTICLE 5: CONFIDENTIALITY
inPharmative recognizes and respects the confidential and competitive nature of such information and agrees to limit access to such information to only those officers or employees who shall reasonably need to know such information.
This Agreement and all information contained herein shall be kept confidential by both parties. Each party agrees not to disclose to any third party any such information unless the disclosing party obtains written release from the other party or is required by court order.
ARTICLE 6: TERM AND TERMINATION
6.1 — Term of Agreement.
This Agreement shall commence upon January 1, 2007 and remain in effect until May 31, 2010 unless terminated sooner pursuant hereto. After this initial term, the contract will automatically renew for successive one year terms unless notification is provided by either party that the contract will not be renewed. Such notification should occur at least 90 days prior to the expiration of the contract.
6.2 — Termination of Agreement.
 This Agreement may be terminated by either party if:
a) The other party becomes insolvent, is dissolved or liquidated, makes a general assignment of the benefits of its creditors, files or has filed against it a petition in bankruptcy, or has a receiver appointed for a substantial part of its assets.
b) The other party has committed a material breach and such breach has not been cured within thirty (30) days of receipt of a written notice of such breach.
c) Any change in law or regulation that would: (i) make this Agreement or material portion of a party’s performance under this Agreement illegal, or (ii) require that any material terms of this Agreement be extended to any non-party.
d) This Agreement may be terminated by NMHC at any time without cause upon ninety (90) days written notice to inPharmative.
6.3 — Obligations upon Termination.
 Upon termination:
a) inPharmative agrees to return to NMHC or destroy all raw data files and a record of all transactions executed during the term of this Agreement. inPharmative will notify NMHC before any raw data files or transactions are destroyed and NMHC shall have the right to take possession of all such files and records in lieu of their destruction.
b) NMHC shall immediately discontinue use of Company’s services and system applications.
c) NMHC shall pay inPharmative any amounts due under this Agreement up to and including the date of termination.
d) Parties shall continue to adhere to the confidentiality obligations of Article III.
6.4 — Change-in-Control of inPharmative
a) Pursuant to Article 5 of this Agreement, inPharmative shall treat all NMHC data and other proprietary information as confidential at all times including during any due diligence or other activities that may occur at inPharmative as a part of a contemplated sale, merger, joint venture, strategic partnership or similar event with regards to ownership and operations of inPharmative. In the event of a sale of inPharmative, NMHC shall have the right to internally host the Software and to prohibit any acquirer or other third party with an interest in inPharmative from accessing and / or processing NMHC data or other information.
6.5 — Change-in-Control of NMHC
a) Pursuant to Article 5 of this Agreement, NMHC shall treat all inPharmative applications and other proprietary information as confidential at all times including during any due diligence or other activities that may occur at NMHC as a part of a contemplated sale, merger, joint venture, strategic partnership or similar event with regards to ownership and operations of NMHC.
ARTICLE 7: SOURCE CODE ESCROW
For the protection of the parties, it is agreed that the source code of the Software and all documentation necessary to operate and maintain the Software (the “Related Materials”), and any updates or modifications thereto, shall be maintained in the hands of in the hands of Payne & Jones, located at 11000 King Street, Overland Park, KS 66210, who shall serve as an escrow agent for that purpose. NMHC reserves the right to designate another, mutually agreeable escrow agent whose services, if used, will be at NMHC’s expense. inPharmative shall deposit Software and Related Materials with the escrow agent within 10 days of the receipt of the first payment by NMHC and no less often than once per calendar quarter thereafter and upon completion of any significant updates or modifications. Escrow agent will notify NMHC when initial and subsequent deposits are made into escrow along with a list of contents that are being held in escrow. The costs of said escrow shall be paid by inPharmative during the term of this Agreement. Escrow Agent shall hold the Software source code and Related Materials and shall not deliver the same to either party except as provided herein. In the event that inPharmative becomes insolvent, is dissolved or liquidated or files for bankruptcy, Escrow Agent shall deliver the Software source code and Related Materials to NMHC upon receipt of all escrow fees plus the sum of one dollar ($1.00). Escrow Agent shall provide notice to the other party who shall have ten (10) days to serve written notice of objection to the break of escrow. In the event objection is received in a timely manner, Escrow Agent agrees to continue to hold in escrow the Software source code and Related Materials until such time as the matter has been resolved and Escrow Agent is ordered to deliver the same to one party or the other. In the event any objection is timely filed, the parties agree to submit the matter to arbitration under the rules of the American Arbitration Association, with each party to bear their own costs.
ARTICLE 8: MISCELLANEOUS
8.1 — Entire Agreement
This Agreement contains the entire agreement and understanding of the parties and shall supersede any prior agreements and understandings of the parties with respect to the subject matter hereof.
8.2 — Compliance with Laws and Severability
In the performance of its duties and obligations under this Agreement, inPharmative and NMHC shall each at all times comply with all applicable federal, state and local laws, statutes, regulations, rules, orders and ordinances now in effect or as hereafter enacted, amended or promulgated. If any clause or provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby. All other clauses or provisions of this Agreement, not found invalid or unenforceable shall be and remain valid and enforceable.

8.3 — HIPAA Compliance
 inPharmative recognizes that NMHC is a covered entity under HIPAA rules and that inPharmative, when performing required services under this Agreement will be considered a business associate. inPharmative agrees to comply with all applicable sections of the HIPAA rules and applicable compliance dates. inPharmative agrees to ensure that any agent, including a subcontractor, working on behalf of inPharmative agrees to the same conditions.
8.4 — Indemnity
inPharmative recognizes that they serve only to process information relating to contractual agreements between NMHC and various pharmaceutical manufacturers. Therefore, NMHC agrees to indemnify inPharmative and hold inPharmative harmless from and against any and all liabilities, damages, costs or expenses (including reasonable attorney’s fees) claimed by any third party while inPharmative is performing services in accordance with the terms of this Agreement; provided, however, that said liability, damage, expense, cost was not the result of any act or omission of inPharmative.
inPharmative agrees to indemnify NMHC and hold NMHC harmless from and against any and all liabilities, damages, costs or expenses (including reasonable attorney’s fees) claimed by any third party as a result of a breach of the terms of this Agreement by inPharamctive; provided, however, that said liability, damage, expense, cost was not the result of any act or omission of NMHC.
8.5 — Limited Liability
Except as otherwise provided in this Agreement, by law or inPharmative’s negligent act, omission or misconduct, inPharmative is not responsible for any loss, injury or damage, whether direct, indirect, incidental, special or consequential, caused by inPharmative’s services including, but not limited to the use of inPharmative’s software. This limitation on liability includes, but is not limited to, the transmission of any viruses which may infect a user’s equipment, failure of mechanical or electronic equipment or communication lines, telephone or other interconnect problems, unauthorized access, theft, operator error, strikes or other labor problems or any other cause the result of force majeure.
8.6 — Enjoinment
If NMHC is enjoined (either temporarily or permanently) from using the Software in the manner described herein the inPharamtive shall, at its option, either (1) replace the application, without additional charge, with a comparable, functionally equivalent and non-infringing product; (2) modify the Software to avoid the infringement; (3) obtain a license for NMHC to continue to use the Software for the duration of the term and pay for any additional fee required for such license; or (4) if none of the foregoing alternatives are possible even after inPharmactive’s exercise of reasonable commercial efforts, inPharmative shall refund to NMHC a pro-rata portion of the fees, if applicable, based on the remaining portion of the term.
8.7 — Amendments and Captions
The terms of this Agreement may only be modified or amended in writing signed by duly authorized representatives of both parties. The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
8.8 — Notices
Any notice to be given by either party to the other shall be in writing and shall be given by sending such notice postage pre-paid by certified mail or by overnight carrier and addressed to the other party at the location specified below:

If to inPharmative:
Bob Rase
inPharmative, Inc.
10975 Benson Dr, Suite 100
Overland Park, KS 66210
If to NMHC:
Chief Information Officer
NMHC
26 Harbor Park Drive
Port Washington, NY 11050
and a copy to
Chief Legal Officer
NMHC
26 Harbor Park Drive
Port Washington, NY 11050
8.9 — Attorney’s Fees
If any party hereto commences an action to enforce the terms of, or resolve a dispute concerning this Agreement, the prevailing party in such action shall be entitled to recover from the other party all costs and expenses incurred by such party in connection therewith, including reasonable attorney’s fees.
8.10 — Assignments
inPharmative and NMHC shall not assign this Agreement to a third party without prior written consent of the other party except that NMHC shall have the right to transfer its license to the Software to a new entity that results from a merger and / or acquisition of NMHC provided that the new entity agrees to abide by the terms of this agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. inPharmative and NMHC shall have the right to assign this Agreement to its parent company, subsidiary or affiliated company. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns as permitted under this Agreement.
8.11 — Force Majeure
Neither party shall be considered in default of its obligations hereunder, or be liable for damages or otherwise, for failure or delay in performance which is due to, including but not limited to the following: (i) Acts of God (ii) regulations or laws of any government (iii) war or civil commotion (iv) destruction of facilities (v) fire, earthquake or storm (vi) labor disturbances (vii) failure of public utilities or common carrier.
8.12 — Sales and Use Tax
inPharmative shall pay all sales, service, use taxes, if any, arising from this Agreement.
8.13 — No Waiver of Rights
No waiver by either inPharmative or NMHC with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such a waiver be expressed in writing by the party to be bound.

8.14 — Record-keeping
inPharmative shall maintain records, including all databases, reports and financial documents for a period of the longer of (i) retention requirements mandated by CMS or other state or federal regulatory body, or (ii) twenty-five (25) months following receipt of fee payment by NMHC or termination of this Agreement, if sooner. InPharmative shall provide historical electronic data and other records from archives within three (3) business days from the date of request by NMHC.
8.15 — Governing Law
The provisions of this Agreement and all questions with respect to the construction and enforcement thereof and the rights and liabilities of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. The venue of any action construing or enforcing this Agreement initiated by any party hereto shall be filed in the state or federal courts servicing New York.
The parties to this Agreement, by their signatures below, agree to the terms set forth herein.

/s/ Jason E. Knaust inPharmative, Inc (signature)	/s/ Stuart Diamond (NMHC Systems, Inc (signature)
Jason E. Knaust inPharmative, Inc (printed name)	Stuart Diamond (NMHC Systems, Inc (printed name)
President (Title)	CFO (Title)
8/7/2007 [Date]	[Date]

EXHIBIT A
Service Level Standards

Service Standard	Definition of Standard	How measured	Penalty

InPharmative website Availability	Availability of online system 99.5% of the time during normal business hours (6:00am — 6:00pm CST), excluding scheduled downtime for maintenance or system upgrades.	Measurement is on a monthly basis. Any experienced downtime will be immediately reported by Client via email and/or telephone.	Warning: None Failure to meet standard = Penalty

Upload of Claims Data to InPharmative databases.	From the time a client’s utilization file, is received by inPharmative that file shall be loaded and processed by inPharmative within 24 hours of receipt excluding weekends.	Any experienced latency will be immediately reported by Client’s via email and/or telephone.	Warning: None Failure to meet standard = Penalty

Processing time of on-line inPharmative reports	From the time a link, button or other web navigation mechanism is activated the processing time for any given report shall not exceed 24 hours, 99% of the time.	Any experienced latency will be immediately reported by Client via email and/or telephone.	Warning: None Failure to meet standard = Penalty

Notification of InPharmative outages or performance problems.	If InPharmative or portions of inPharmative are unavailable or malfunctioning or if performance based Service Standards are not being met, customer shall be notified within 60 minutes from the start of the problem. inPharmative shall notify customer through phone calls and emails - distribution list provided by Client.	Any experienced notification gaps will be immediately reported by Client via email and/or telephone.	Warning: None Failure to meet standard = Penalty

Service Standard	Definition of Standard	How measured	Penalty

Service Requests	inPharmative will respond to all urgent requests within 4 hours and resolve within 1 business day

inPharmative will respond to all non-urgent requests within 1 business day and will resolve within 4 business day.

	Examples of urgent requests include but are not limited to major functional errors that prevent processing, any errors that result in incorrect calculations. Non-urgent request include but are not limited to questions on contract set-up and Software functionality.	Tracked via a Service Request Log. Monthly report listing open trouble tickets, final outcome, and turnaround time.	Warning: None Failure to meet standard = Penalty

Accuracy of Data Processing	All material Software calculations/reports /etc will be accurate.	Calculation errors will be tracked by Client and reported back to inPharmative on a quarterly basis.	Warning: None Failure to meet standard = Penalty
Service Level Agreement Penalties Defined
inPharmative will provide a statement of its compliance with all agreed upon service levels, in a format agreed to by the parties, on a quarterly basis signed by an officer of the company. Variations from agreed upon service levels, if any, will be noted.
Penalty — inPharmative will provide Client with a 5% credit of the total InPharmative monthly fees for each failure to meet a Service Standard as defined above. Under no circumstances will the cumulative monthly Penalties exceed 15% of total monthly fees in a given month, except as set forth below.
If inPharmative receives a Penalty for failing to meet a service standard during three consecutive months (“Three Consecutive Months”), then (i) inPharmative will provide Client with an additional 15% credit and if such service standard failure is not corrected, an additional 15% credit shall be provided to Client for each additional month after the Three Consecutive Months and (ii) Client shall have the right to terminate this Agreement immediately upon notice to inPharmative. In such event, inPharmative shall refund to Client the amount of any unused service credits that exist on the date of termination.